Medifast Announces First Quarter 2025 Financial Results

April 28, 2025
BALTIMORE – (BUSINESS WIRE)--Medifast (NYSE: MED), the health and wellness company known for its habit-based and coach-guided lifestyle solution, OPTAVIA®, today reported results for the first quarter ended March 31, 2025.
First Quarter 2025
•Revenue of $115.7 million, with revenue per active earning coach of $4,556
•Independent active earning OPTAVIA coaches of 25,400
•Net loss of $0.8 million, which includes an unrealized gain on investment in LifeMD (Nasdaq: LFMD) common stock of $0.4 million (net of tax)
•Loss per share of $0.07
•Cash, Cash Equivalents, and Investment Securities of $164.6 million with no debt
"In today's health and wellness landscape, more people than ever are seeking guidance not just for weight loss but for learning how to lead a healthier lifestyle," said Dan Chard, CEO of Medifast. "However, research we commissioned indicates that 83% of those looking to lose weight lack confidence in their ability to transition to a healthy lifestyle for long-term health and wellness improvements."
Chard continued, "Our OPTAVIA program is designed to provide this essential knowledge through personalized support and clinically studied, tailored plans. The journey begins with our OPTAVIA coaches, who guide and help our customers in achieving and maintaining a healthy weight while preserving lean muscle and improving overall health.
"This year, we are focused on revitalizing our coach and customer base by supporting them with enhanced tools, data, and new products. Our business focus remains on reestablishing sustainable long-term growth while improving profitability.”

First Quarter 2025 Results
First quarter 2025 revenue decreased 33.8% to $115.7 million from $174.7 million for the first quarter of 2024 primarily driven by a decrease in the number of active earning OPTAVIA coaches. The total number of active earning OPTAVIA coaches decreased 32.8% to 25,400 compared to 37,800 for the first quarter of 2024, primarily driven by continued challenges in customer acquisition. The average revenue per active earning OPTAVIA coach was $4,556, compared to $4,623 for the first quarter last year. The company continues to see lower year-over-year declines in revenue per active earning coach, driven in part by increased productivity of newer coach cohorts.
Gross profit decreased 33.8% to $84.2 million from $127.3 million for the first quarter of 2024. The decrease in gross profit was primarily attributable to lower revenue. Gross profit margin was 72.8% for the first quarter of 2025 and the first quarter of 2024.
Selling, general, and administrative expenses (“SG&A”) decreased 28.4% to $85.5 million compared to $119.4 million for the first quarter of 2024. The decrease in SG&A was primarily due to a $22.4 million decrease in OPTAVIA coach compensation on lower volume, $3.0 million of market research and investment costs related to medically supported weight loss which were incurred during the first quarter of 2024 that did not recur in the current quarter, a $2.5 million decrease in employee compensation, and a $1.3 million decrease in credit card fees. As a percentage of revenue, SG&A increased 560 basis points year-over-year to 73.9% of revenue, as compared to 68.3% for the first quarter of 2024. The increase in SG&A as a percentage of revenue was primarily due to approximately 440 basis points of loss of leverage on fixed costs due to lower sales volume and 200 basis points of company-led marketing efforts primarily due to lower sales volumes, partially offset by 170 basis points of market research and investment costs related to medically supported weight loss which were incurred during the first quarter of 2024 that did not recur in the current quarter.
The company's loss from operations for the period was $1.3 million, a decrease of 115.9% from income from operations of $7.9 million in the prior year comparable period. As a percentage of revenue, loss from operations was 1.1% for the first quarter of 2025 compared to income from operations of 4.5% in the prior year period.
Other income decreased 50.9% to $1.8 million from $3.6 million for the first quarter of 2024 primarily due to higher unrealized gains on our investment in LifeMD common stock in the prior year period. The company's unrealized gain on investment in LifeMD common stock for the first quarter of 2025 was $0.6 million, compared to $2.8 million in the prior year period.
The effective tax rate was 246.8% for the first quarter of 2025 compared to 28.2% in the prior year period. The increase in the effective tax rate for the three months ended March 31, 2025 was primarily driven by a tax rate implication of a change in unrecognized tax benefits due to finalization of a state tax examination, which represented 110.8% of the change, and a tax shortfall for stock compensation, which represented 113.9% of the change. These changes were magnified by the near break-even pre-tax position in the current year.
In the first quarter of 2025, the company's net loss was $0.8 million, or $0.07 per share, based on approximately 10.9 million shares of common stock outstanding. In the first quarter of 2024, net income was $8.3 million, or $0.76 per diluted share, based on approximately 11.0 million shares of common stock outstanding.
Capital Allocation and Balance Sheet
The company’s balance sheet remains strong with $164.6 million in cash, cash equivalents and investment securities and no debt as of March 31, 2025, compared to $162.3 million in cash, cash equivalents and investment securities and no debt at December 31, 2024.
Outlook
The company expects second quarter 2025 revenue to be in the range of $85 million to $105 million and second quarter 2025 loss per share to be in the range of $0.00 to $0.55. The loss per share range excludes any gains or losses from changes in the market price of the company’s LifeMD common stock investment.
Conference Call Information
The conference call is scheduled for today, Monday, April 28, 2025 at 4:30 p.m. ET. The call will be broadcast live over the Internet, hosted on the Investor Relations section of Medifast’s website at www.MedifastInc.com or directly at https://viavid.webcasts.com/starthere.jsp?ei=1712969&tp_key=ee624f7cf7 and will be archived online and available through July 28, 2025. In addition, listeners may dial 1-201-389-0879 to join via telephone.
A telephonic playback will be available from 7:30 p.m. ET, April 28, 2025 through May 5, 2025. Participants can dial 1-412-317-6671 and enter passcode 13752614 to hear the playback.
About Medifast®:
Medifast (NYSE: MED) is the 40+ year old health and wellness company known for its habit-based and coach-guided lifestyle solution OPTAVIA®, which provides people with a simple yet comprehensive approach to address obesity and support a healthy lifestyle. OPTAVIA provides unparalleled coaching support along with community, tailored nutrition and healthy habits, and empowers people to master their weight loss journey through each stage of life. Through the company's collaboration with national virtual primary care provider LifeMD® (Nasdaq: LFMD) and its affiliated medical group, customers now have access to GLP-1 medications where clinically appropriate. Medifast remains committed to its mission of offering Lifelong Transformation, Making a Healthy Lifestyle Second Nature™. Visit MedifastInc.com and OPTAVIA.com for more information and follow @Medifast on X and LinkedIn.
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Forward Looking Statements
Please Note: This release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements generally can be identified by use of phrases or terminology such as “intend,” “anticipate,” “expect” or other similar words or the negative of such terminology. Similarly, descriptions of Medifast’s objectives, strategies, plans, goals, outlook or targets contained herein are also considered forward-looking statements. These statements are based on the current expectations of the management of Medifast and are subject to certain events, risks, uncertainties and other factors. Some of these factors include, among others, Medifast's inability to maintain and grow the network of independent OPTAVIA coaches; Industry competition and new weight loss products, including weight loss medications, or services; Medifast’s health or advertising related claims by OPTAVIA customers; Medifast's inability to continue to develop new products; effectiveness of Medifast's advertising and marketing programs, including use of social media by OPTAVIA coaches; the departure of one or more key personnel; Medifast's inability to protect against online security risks and cyberattacks; risks associated with Medifast's direct-to-consumer business model; disruptions in Medifast's supply chain; product liability claims; Medifast's planned growth into domestic markets including through its collaboration with LifeMD, Inc.; adverse publicity associated with Medifast's products; the impact of existing and future laws and regulations on Medifast’s business; fluctuations of Medifast's common stock market price; increases in litigation; actions of activist investors; the consequences of other geopolitical events, overall economic and market conditions and the resulting impact on consumer sentiment and spending patterns; and Medifast's ability to prevent or detect a failure of internal control over financial reporting. Although Medifast believes that the expectations, statements and assumptions reflected in these forward-looking statements are reasonable, it cautions readers to always consider all of the risk factors and any other cautionary statements carefully in evaluating each forward-looking statement in this release, as well as those set forth in its Annual Report on Form 10-K for the fiscal year ended December 31, 2024, and other filings filed with the United States Securities and Exchange Commission, including its quarterly reports on Form 10-Q and current reports on Form 8-K. All of the forward-looking statements contained herein speak only as of the date of this release.
Investor Contact:
Medifast, Inc.
Steven Zenker
InvestorRelations@medifastinc.com
(443) 379-5256

MEDIFAST, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)
(U.S. dollars in thousands, except per share amounts)

	Three months ended March 31,
	2025	2024

Revenue	$115,728	$174,739
Cost of sales	31,483	47,447
Gross profit	84,245	127,292

Selling, general, and administrative	85,507	119,352

Income (loss) from operations	(1,262)	7,940

Other income
Interest income	1,301	1,223
Other income	487	2,422
	1,788	3,645

Income before provision for income taxes	526	11,585

Provision for income taxes	1,298	3,269

Net income (loss)	$(772)	$8,316

Earnings (loss) per share - basic	$(0.07)	$0.76

Earnings (loss) per share - diluted	$(0.07)	$0.76

Weighted average shares outstanding
Basic	10,948	10,909
Diluted	10,948	10,958

MEDIFAST, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)
(U.S. dollars in thousands, except par value)

	March 31, 2025	December 31, 2024

ASSETS
Current Assets
Cash and cash equivalents	$91,717	$90,928
Inventories, net	39,364	42,421
Investments	72,876	71,416
Prepaid expenses and other current assets	9,566	9,639
Total current assets	213,523	214,404

Property, plant and equipment, net of accumulated depreciation	36,313	37,527
Right-of-use assets	10,010	11,155
Other assets	8,725	9,667
Deferred tax assets, net	11,440	11,460

TOTAL ASSETS	$280,011	$284,213

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities
Accounts payable and accrued expenses	$51,816	$56,494
Income taxes payable	2,626	1,485
Current lease obligations	6,156	6,182
Total current liabilities	60,598	64,161

Lease obligations, net of current lease obligations	8,454	9,943
Total liabilities	69,052	74,104

Stockholders' Equity
Common stock, par value $.001 per share: 20,000 shares authorized;
10,991 and 10,938 issued and outstanding
at March 31, 2025 and December 31, 2024, respectively	11	11
Additional paid-in capital	34,697	33,136
Accumulated other comprehensive income	239	180
Retained earnings	176,012	176,782
Total stockholders' equity	210,959	210,109

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$280,011	$284,213